EXHIBIT 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400
Release Date:           April 29, 2009
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER OF FISCAL 2009

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended March 31, 2009 of $371,000 substantially the same as net income for the three months ended March 31, 2008.  Earnings per share on the Company’s outstanding common shares were $0.06 for the quarter ended March 31, 2009. Additionally, the Company reported net income of $887,000, or $0.15 per share, for the six months ended March 31, 2009 compared to net income of $937,000 for the six months ended March 31, 2008. During the three and six months ended March 2008 there were no reportable earnings per share since the Company completed its initial public offering in May 2008.

The Company’s net interest income for the three and six months ended March 31, 2009 was $3.8 million and $7.9 million, respectively, representing an increase of $458,000 and $1.3 million from the three and six months ended March 31, 2008, respectively. The Company's net interest rate spread of 2.09% and net interest margin of 2.39% for the three months ended March 31, 2009 decreased when compared to a net interest rate spread of 2.12% and a net interest margin of 2.51% for the second quarter of fiscal 2008.  The Company's net interest rate spread of 2.14% increased and net interest margin of 2.48% decreased for the first six months of fiscal 2009 increased when compared to a net interest rate spread of 2.10% and a net interest margin of 2.49% for the first six months of fiscal 2008.

The Company’s interest and dividend income increased by $285,000 in the three month period ended March 31, 2009 compared to the three month period ended March 31, 2008.  Interest income earned on loans increased in the three months ended March 31, 2009 over the prior comparable period in fiscal 2008 due primarily to growth in the loan portfolio.  During the second quarter of fiscal 2009 compared to the second quarter of fiscal 2008, the average balance of loans receivable increased by $94.4 million, or 18.8%, due primarily to growth in the Company's one-to four-family residential mortgage loans, commercial real estate loans and home equity lines of credit.  The increases in interest income in the second quarter of fiscal 2009 from our loan portfolio were partially offset by lower income amounts earned on our investment securities portfolio primarily due to lower yields earned. Yields decreased to 3.56% for the three months ended March 31, 2009 from 4.43% for the same period ended 2008. The recent elimination of dividends on Federal Home Loan Bank of Pittsburgh (“FHLB”) stock reduced interest income on investment securities by $53,000 during the three months ended March 31, 2009 compared to the same period in 2008. The average balances of investment securities increased by $5.8 million during the three months ended March 31, 2009 compared to the comparable prior year period.

The Company’s interest and dividend income increased by $976,000 in the six month period ended March 31, 2009 compared to the six month period ended March 31, 2008.  Interest income earned on loans increased in the first half of fiscal 2009 over the prior comparable period in fiscal 2008 due primarily to growth in the loan portfolio.  During the first six months of fiscal 2009 compared to the first six months of fiscal 2008, the average balance of loans receivable increased by $101.9 million or 20.7% due primarily to growth in the Company's single-family residential mortgage loans, commercial real estate loans and home equity lines of credit.  The increases in interest income in the first six month of fiscal 2009 from our loan portfolio were partially offset by lower income amounts earned on our investment securities portfolio primarily due to lower average yields earned. The recent elimination of dividends on FHLB stock reduced investment income in the amount of $118,000 during the six months ended March 31, 2009 compared to the same period in 2008. The average balances of investment securities increased by $2.3 million during the six months ended March 31, 2009 compared to the comparable prior year period.

The Company’s interest expense for the three month period ended March 31, 2009 was $4.7 million, a decrease of $173,000 from the three month period ended March 31, 2008. The Company had a $424,000 decrease in interest expense on total deposits in the second quarter of fiscal 2009 compared to the second quarter in fiscal 2008, which was partially offset by a $250,000 increase in interest expense on FHLB borrowings. The average rate paid on deposits decreased to 2.88% for the three months ended March 31, 2009 from 3.75% for the same period in 2008, while the average rate paid on borrowed funds decreased to 4.79% in the second quarter of fiscal 2009 compared to 5.59% in fiscal 2008.

The Company’s interest expense for the six month period ended March 31, 2009 was $9.5 million, a decrease of $340,000 from the six month period ended March 31, 2008. The Company had a $922,000 decrease in interest expense on total deposits in the first six months of fiscal 2009 compared to the first six months of fiscal 2008, which was partially offset by a $582,000 increase in interest expense on FHLB borrowings. The average rate paid on deposits decreased to 3.00% for the six months ended March 31, 2009 from 3.85% for the same period in 2008, while the average rate paid on borrowed funds decreased to 4.87% in the first six months of fiscal 2009 compared to 5.83% in fiscal 2008.

The provision for loan losses was $462,000 for the quarter ended March 31, 2009 compared to $335,000 for the quarter ended March 31, 2008. Our provision for loan losses amounted to $907,000 for the six months ended March 31, 2009 compared to $463,000 for the six months ended March 31, 2008.  The Company had approximately $414,000 of net charge-offs to the allowance for loan losses in the three months ended March 31, 2009 compared to $357,000 of net charge-offs for the quarter ended March 31, 2008. During the quarter ended March 31, 2009, the Company charged-off $198,000 of a $1.1 million commercial real estate loan and two commercial loans, all of which were classified as impaired in fiscal 2007 and which were secured by a restaurant and other property in Malvern, Pennsylvania. The Company foreclosed upon this loan in January 2009 and the building and property are now held as real estate owned. During the quarter ended March 31, 2009, the Company also charged-off $121,000 of a $608,000 combined first and second mortgage on a single-family residential property. The Company foreclosed upon this loan in January 2009 and the building and property are now held as real estate owned. The Company had approximately $1.6 million of net charge-offs to the allowance for loan losses in the six months ended March 31, 2009 compared to $372,000 of net charge-offs for the six months ended March 31, 2008.

At March 31, 2009 the Company's total non-performing assets amounted to $14.7 million, or 2.16% of total assets, compared to $6.3 million in non-performing assets at March 31, 2008, constituting 1.11% of total assets at such date, and $8.9 million, or 1.39% of total assets, at September 30, 2008. The $5.8 million increase in non-performing assets during the first six months of fiscal 2009 was due primarily to a $4.6 million increase in commercial real estate owned and a $1.2 million increase in single-family residential mortgage and second mortgage loans becoming more that 90 days delinquent and being placed on non-accrual/non-performing status during the first six months of fiscal 2009. At March 31, 2009, the Company's allowance for loan losses amounted to $4.8 million or 48.89% of non-performing loans and 0.81% of total loans.

The Company's other, or non-interest income, increased by $129,000 to $557,000 for the three months ended March 31, 2009 over the comparable prior year period.  A $63,000 increase in earnings on bank owned life insurance and a $51,000 increase in service charges and other fees in the March 31, 2009 quarter were the primary reasons for the increase.

The Company's other, or non-interest income, increased by $111,000 to $1.0 million for the six months ended March 31, 2009 over the comparable prior year period. A $59,000 increase in service charges and other fees, a $35,000 net gain on sale of investment securities available for sale and a $62,000 increase in earnings on bank owned life insurance were partially offset by a $2,000 decrease in rental income and a $43,000 decrease in the gain on sales of loans (net) in the first six months of fiscal 2009.

Other, or non-interest expenses, of the Company increased by $497,000 in the quarter ended March 31, 2009 over the comparable prior year period. The increases in the three months ended March 31, 2009 reflect increased salary and benefit expense of $153,000, a $74,000 increase in federal deposit insurance premiums, a $89,000 increase in professional fees, and a $124,000 increase in other operating expenses. The increase in salary and benefit expense in the second quarter of fiscal 2009 compared to the second quarter of fiscal 2008 reflects an approximate 6% increase in the number of full-time equivalent employees, normal salary increases, increased health care insurance costs and $29,000 of expense related to our employee stock ownership plan. In an effort to contain other expenses, we implemented a bank-wide salary freeze effective April 1, 2009. The increase in professional fees in the fiscal 2009 period primarily reflects the increased regulatory and reporting costs incurred as a public company. Income tax expense for the second quarter of fiscal 2009 was $121,000 compared to income tax expense of $158,000 for the second quarter of fiscal 2008.

Other, or non-interest expenses, of the Company increased by $1.1 million in the six months ended March 31, 2009 over the comparable prior year period. The increases in the six months ended March 31, 2009 primarily reflect increased salary and benefit expense, federal deposit insurance premiums, and increases in other operating expenses and professional fees due in large part to increased costs related to our new public company status. Income tax expense for the first six months of fiscal 2009 was $350,000 compared to income tax expense of $437,000 for the first six months of fiscal 2008.

The Company’s total assets amounted to $681.5 million at March 31, 2009 compared to $639.5 million at September 30, 2008.  The primary reason for the increase in assets during the first six months of fiscal 2009 was an increase in net loans receivable of $23.4 million, or 4.1%. Cash and cash equivalents increased by $8.6 million at March 31, 2009 compared to September 30, 2008 due to an increase of $48 million in deposits partially offset by reductions in borrowings . Total deposits increased $48.1 million, or 10.6%, at March 31, 2009 compared to September 30, 2008.

Shareholders’ equity increased by $755,000 to $69.6 million at March 31, 2009 compared to $68.8 million at September 30, 2008 primarily due to net income of $887,000 during the first six months of fiscal 2009. Retained earnings increased by $666,000 to $46.3 million as a result of net income for the first six months of the fiscal 2009 less the declared cash dividend of $221,000 in the aggregate.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters and main office in Paoli, Pennsylvania, a suburb of Philadelphia, as well as six other financial centers located throughout Chester County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

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MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	March 31,	September 30,
	2009	2008
	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$ 681,476	$ 639,509
Loans receivable, net	594,905	571,537
Securities held to maturity	2,721	2,870
Securities available for sale	22,815	21,969
FHLB borrowings	105,290	113,798
Deposits	501,550	453,493
Shareholders’ equity	69,591	68,836
Total liabilities	611,885	570,673
Allowance for loan losses	4,847	5,505
Non-performing loans	9,914	8,688
Non-performing assets	14,743	8,918

	Three Months Ended March 31,
	2009	2008
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$ 8,489	$ 8,204
Total interest expense	4,686	4,859
Net interest income	3,803	3,345
Provision for loan losses	462	335
Net interest income after provision for loan losses	3,341	3,010
Total other income	557	428
Total other expense	3,406	2,909
Income tax expense	121	158
Net income	$ 371	$ 371
Net income per share	$ 0.06	N/A
Dividends per share	$ 0.04	N/A

	Six Months Ended March 31,
	2009	2008
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$ 17,404	$ 16,428
Total interest expense	9,533	9,873
Net interest income	7,871	6,555
Provision for loan losses	907	463
Net interest income after provision for loan losses	6,964	6,092
Total other income	1,028	917
Total other expense	6,755	5,635
Income tax expense	350	437
Net income	$ 887	$ 937
Net income per share	$ 0.15	N/A
Dividends per share	$ 0.08	N/A

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	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	5.33%	6.16%	5.49%	6.24%
Average rate on interest-bearing liabilities	3.24	4.04	3.35	4.14
Average interest rate spread(2)	2.09	2.12	2.14	2.10
Net interest margin(3)	2.39	2.51	2.48	2.49
Total non-interest expense to average assets	2.03	2.11	2.04	2.07
Efficiency ratio(4)	78.12	77.10	75.91	75.41
Return on average assets	0.22	0.27	0.27	0.34
Return on average equity	2.18	3.36	2.57	4.24

Asset Quality Ratios(5):
Non-performing loans as a percent of total loans receivable	1.67%	1.22%	1.67%	1.22%
Non-performing assets as a percent of total assets	2.16	1.11	2.16	1.11
Allowance for loan losses as a percent of non-performing loans	48.89	73.88	48.89	73.88

Capital Ratios(5):
Total risk-based capital to risk weighted assets	12.88%	10.86%	12.88%	10.86%
Tier 1 risk based capital to risk weighted assets	11.95	10.03	11.95	10.03
Tangible capital to tangible assets	9.19	7.98	9.19	7.98
Tier 1 leverage (core) capital to adjustable tangible assets	9.19	7.98	9.19	7.98
Shareholders’ equity to total assets	10.21	7.96	10.21	7.96
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(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.